                                                                EXHIBIT 3.1

                               State of Delaware
                                                                PAGE 1
                       Office of the Secretary of State
                       --------------------------------


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CAMBRIDGE HEART, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 1995, AT 4 O'CLOCK P.M.



              [SEAL APPEARS      /s/ Edward J. Freel
                 HERE]          ------------------------------------
                                Edward J. Freel, Secretary of State

2219291  8100                   AUTHENTICATION:  7931809

960128150                       DATE:  05-02-96

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF CAMBRIDGE HEART, INC.
                             a Delaware Corporation

- --------------------------------------------------------------------------------
                Pursuant to Sections 242 and 245 of the General
                   Corporation Law of the State of Delaware
- --------------------------------------------------------------------------------

     Cambridge Heart, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That a Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 16, 1990 for Marico Corp.; that a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 19, 1992 which, among other things, changed the name of the Corporation to CardioDynamics, Inc.; that a Certificate of Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 5, 1993 changing the name of the Corporation to Cambridge Heart, Inc.; and that a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 23, 1993.

     SECOND: This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of the Corporation. The capital of the Corporation will not be reduced under or by reason of the amendments to the Restated Certificate of Incorporation effected hereby.

     THIRD: That a resolution was duly adopted by the Board of Directors, at a duly constituted meeting of the Board of Directors held on April 6, 1995, setting forth the following proposed amendment and restatement of the Restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed amendment and restatement by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment and restatement. Accordingly, said amendment and restatement has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. The resolution setting forth such amendment and restatement is as follows:

     "RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety, so that, hereby amended and restated, said Restated Certificate of Incorporation shall read in its entirety as follows:

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           of CAMBRIDGE HEART, INC.
                            a Delaware Corporation

                                   ARTICLE I

             The name of the Corporation is Cambridge Heart, Inc.

                                  ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The nature of the Corporation's business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A.  Classes of Stock.  The Corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 30,400,000 shares: 20,000,000 shares shall be Common Stock, par value $.001 per share, and 10,400,000 shares shall be Preferred Stock, par value $.001 per share, of which 6,900,000 shares shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and of which 2,500,000 shares shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

     B.  Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The voting powers, designations, preferences and other special rights, and qualifications, limitations, or restrictions thereof, of the Series A Preferred Stock and the Series B Preferred Stock are as set forth below in this Article IV(B). The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuance of additional series of Preferred Stock the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights (including conversion or exchange rights), and qualifications, limitations, or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware. The Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock or Series B Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               1.  Dividend Provisions.  The Company shall not declare, or pay,
                   -------------------
any cash dividends on any Common Stock or Preferred Stock of the Company without the prior written consent of the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a class. Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A Preferred Stock and the holders of shares of Series B Preferred Stock (on an as converted basis) together with the holders of Common Stock, shall be entitled to receive dividends, on a pari passu basis, out
                                                           ---- -----
of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any junior securities of the Corporation, when, as and if declared by the Board of Directors. No dividends shall be payable upon any junior securities of the Corporation unless equivalent dividends, on an as converted basis, are declared and paid concurrently on the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock.

               2.  Liquidation Preference.
                   ----------------------

                    (a)  Series B Preferred Stock.  In the event of any
                         ------------------------
liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $1.50 (as adjusted for stock splits, combinations or similar events) for each outstanding share of Series B Preferred Stock plus an amount equal to all dividends declared but theretofore unpaid. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B Preferred Stock shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                 (b)  Series A Preferred Stock  In the event of any
                      ------------------------
liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment in full of the preferential amount of the shares of Series B Preferred Stock as set forth above, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 (as adjusted for stock splits, combinations or similar events) for each outstanding share of Series A Preferred Stock plus an amount equal to all dividends declared but theretofore unpaid. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series A Preferred Stock shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                 (c) Upon the completion of the distributions required by subsections (a) and (b) of this Section 2 of this Article IV B, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each holder of Common Stock and issuable upon conversion of all such Series A Preferred Stock; provided, however, that the total distribution to the holders of Series A Preferred Stock pursuant to subsections (b) and (c) of this Section 2 of this
Article IV B shall not exceed an amount per share equal to $1.50 (not including any dividends declared but theretofore unpaid).

                 (d) For purposes of this Section 2 of this Article IV B, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

            3.  Redemption.  Neither the Series A Preferred Stock nor the
                ----------
Series B Preferred Stock is redeemable.

            4.  Conversion.  The holders of the Series A Preferred Stock and
                ----------
the holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a) Rights to Convert. (i) Series A Preferred Stock. Each share
                     -----------------      ------------------------
of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price at the time in effect for such shares. The initial Conversion Price per share for shares of Series A Preferred Stock and the Original Issue Price for the Series A Preferred Stock shall be $1.00; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection (d) of this Section 4 of this Article IV B.

                               (ii)  Series B Preferred Stock.  Each share of
                                     ------------------------
Series B Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price at the time in effect for such shares. The initial Conversion Price per share for shares of Series B Preferred Stock and the Series B Original Issue Price for the Series B Preferred Stock shall be $1.50; provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection (d) of this Section 4 of this Article IV B.

                 (b)  Automatic Conversion.  Each share of Series A Preferred
                      --------------------
Stock and Series B Preferred Stock shall automatically be converted into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price or Series B Original Issue Price, as applicable, by the Conversion Price at the time in effect for such shares immediately upon the earlier of (i) the closing of the Corporation's sale of its Common Stock in a firm commitment, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), the public offering price of which is not less than $3.00 per share (subject to adjustment for stock splits, combinations or similar events) and which results in gross proceeds of not less than $10,000,000 in the aggregate (before deducting underwriting commissions and discounts and expenses) or (ii) with respect to the Series A Preferred Stock, the date specified by written consent or agreement of the holders of fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock or (iii) with respect to the Series B Preferred Stock, the date specified by written consent or agreement of the holders of fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock.

                 (c)  Mechanics of Conversion.  Before any holder of Series A
                      -----------------------
Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Series B Preferred Stock, as the case may be, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of preferred stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series A Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such Series A Preferred Stock or Series B

Preferred Stock until immediately prior to the closing of such sale of securities.

     Upon the conversion of the Series A Preferred Stock or Series B preferred Stock pursuant to subsection (b) above, all certificates evidencing the shares of Series A Preferred Stock or Series B Preferred Stock which are converted in accordance with the provision thereof shall, from and after the date such shares are so converted, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock or Series B Preferred Stock represented thereby converted into Common Stock for all purposes, regardless of whether the holder or holders thereof shall have surrendered such certificates on or prior to such date.


                 (d)  Conversion Price Adjustments of Preferred Stock.  The
                      -----------------------------------------------
Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment from time to time as set forth below.


                      (i) (A) If the Corporation shall issue, (x) after the date upon which any shares of Series A Preferred Stock were first issued (for purposes of adjusting the Series A Preferred Stock's Conversion Price) or (y) after the date upon which any shares of Series B Preferred Stock were first issued (for purposes of adjusting the Series B Preferred Stock's Conversion Price) (each being a "Purchase Date" with respect to such series), any Additional Stock (as defined below for purposes of this Article IV B) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for each such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause
(i) be adjusted to a price determined by multiplying each such series' Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

                          (B)  Except to the limited extent provided for in
subsections (E)(3) and (E)(4) of this Section 4(d) of this Article IV B, no adjustment of any such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                       (C)  In the case of the issuance of
Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                       (D)  In the case of the issuance of
Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

                                       (E)  In the case of the issuance (whether
before, on or after a Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                                            (1)  The aggregate maximum number of
shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(O) of this Article IV B), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

                                            (2)  The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)) of this Article IV B.

                                            (3)  In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, (excluding a change resulting solely from the anti-dilution provisions thereof if such change results from an event which gives rise to an anti-dilution adjustment under this subsection 4(d)), the Conversion Price of the Series A Preferred Stock and of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                            (4)  Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock and of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                            (5)  The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) of Article IV B shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4) of Article IV B.

                                  (ii)  "Additional Stock" shall mean, for each
of the Series A Preferred Stock and Series B Preferred Stock, any shares of common Stock issued (or deemed to have been issued pursuant to subsection 4(d)
(i)(E) of Article IV B) by the Corporation after the respective Purchase Date other than:

                                      (A)  Common Stock issued pursuant to a
transaction described in subsection 4(d)(iii) of Article IV B hereof;

                                      (B)  Common Stock issuable or issued to
employees, advisors, consultants or outside directors of the Corporation, without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock or Series B Preferred Stock, as the case may be, in effect immediately prior to the time such Common Stock is issued, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation; provided, however, that the cumulative total number of shares of Common Stock so issuable and issued (and not repurchased at cost by the Corporation in connection with the termination of employment) does not exceed at any time 3,377,326 shares of Common Stock (subject to adjustment for stock splits, combinations or similar events;

                                      (C)  Common Stock issued or issuable
upon conversion of the Series A Preferred Stock or Series B Preferred Stock; or

                                      (D)  Common Stock issuable or issued upon
exercise of certain warrants issued or issuable to KBL Healthcare, Inc. (or its designees) and Dr. Richard J. Cohen; provided, however, that the cumulative total number of shares of Common Stock so issuable or issued does not exceed 877,077 shares of Common Stock (before giving effect to any anti-dilution adjustments provided for therein) .

                                 (iii)  In the event the Corporation should at
any time or from time to time after a Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock and of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                                    (iv)  If the number of shares of Common
Stock outstanding at any time after a Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock and for the Series B Preferred Stock, as the case may be, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                              (e)  Other Distribution. In the event the
                                   ------------------
Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i) of this Article IV B, then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock and of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                              (f)  Recapitalizations. If at any time or from
                                   -----------------
time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock or Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion) shall be applicable after that event as nearly equivalent as may be practicable.

                              (g)  No Impairment. The Corporation will not, by
                                   -------------
amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock and Series B Preferred Stock against impairment.

                       (h)  No Fractional Shares and Certificate as to
                            ------------------------------------------
Adjustments.
- -----------
                             (i)  No fractional shares shall be issued upon the
conversion of any share or shares of the Series A Preferred Stock or Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                            (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Series A Preferred Stock or Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock or Series B Preferred Stock.

                       (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock and Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                 (j)  Reservation of Stock Issuable Upon Conversion.  The
                      ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

                 (k)  Notices.  Any notice required by the provisions of this
                      -------
Section 4 to be given to the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be deemed given on the date it is sent if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

             5.  Voting Rights.  (a)  General.  In addition to the special
                 -------------        -------
voting rights set forth below, the holders of each share of Series A Preferred Stock and Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock or Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Unless otherwise provided herein or provided by applicable law, where entitled to vote, the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall vote together as a singe class. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis

(after aggregating all shares into which shares of Series A Preferred Stock of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                    (b)  Series B Director.  So long as at least 25% of the
                         -----------------
originally issued Series B Preferred Stock remains outstanding, the holders of the Series B Preferred Stock, voting together as a class, shall be entitled to elect one director to the Board of Directors of the Corporation (the "Series B Director"). Should a vacancy occur with respect to the Series B Director, whether arising through death, resignation or removal, such vacancy shall be filled by the holders of the Series B Preferred Stock.

                    (c)  Special Class Vote.  Holders of the Series B Preferred
                         ------------------
Stock shall vote separately as a class on (i) all matters involving the sale by the Corporation of all or substantially all of its assets or a merger or consolidation involving the Corporation after which the Corporation's stockholders of record as constituted immediately prior to the consummation of such transaction would hold, immediately after consummation of such transaction, securities constituting less than fifty percent (50%) of the voting power of the surviving or resulting entity unless the consideration to be received by the holders of Series B Preferred Stock as a result of such transaction would be at least $3.00 per share of Series B Preferred Stock and (ii) any amendment to the Company's Amended and Restated Certificate of Incorporation that adversely affects the Series B Preferred Stock in a manner differently and adversely from other shares of Preferred Stock or Common Stock. However, except as otherwise set forth below, in all cases where the Series A Preferred Stock is similarly adversely affected, the holders of Series A Preferred Stock and Series B Preferred Stock shall vote together as a class.

          Holders of the Series A Preferred Stock and holders of the Series B Preferred Stock shall vote together as a class (i) on any amendment to the Company's Amended and Restated Certificate of Incorporation that authorizes any equity security, including any other security or debt instrument convertible into or exercisable for any such equity security, having a preference over the Series A Preferred Stock, but not over the Series B Preferred Stock, with respect to dividends, redemption or liquidation, or (ii) to authorize the Company to declare, or pay, any cash dividends on any Common Stock or Preferred Stock of the Company. Notwithstanding the foregoing, holders of the Series A Preferred Stock and holders the Series B Preferred Stock shall each vote as a separate class on any amendment to the Company's Amendment and Restated Certificate of Incorporation that authorizes any equity security, including any other security or debt instrument convertible into or exercisable for any such equity security, having a preference over the Series B Preferred Stock with respect to dividends, redemption or liquidation.

          6.  Status of Converted Stock.  In the event any shares of Series A
              -------------------------
Preferred Stock or Series B Preferred Stock shall be converted pursuant to
Section 4 of Article IV B, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Amended and Restated Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

          7.  Protective Provisions.  (i)  Series A Preferred Stock.  So long as
              ---------------------        ------------------------
any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the written consent of the holders of a least 51% of the then outstanding shares of Series A Preferred Stock:

               (a) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock or amend, alter or change the terms of the Series A Preferred Stock;

               (b) increase the authorized number of directors of the Company to more than nine (9) members;

               (c) redeem or repurchase any outstanding equity securities of the Corporation except for: repurchases of unvested or restricted shares of Common Stock at cost from employees, officers, consultants, or members of the Board of Directors pursuant to repurchase options of the Corporation (i) currently outstanding or (ii) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors;

               (d) redeem, purchase or otherwise acquire for value any shares or shares of Series A Preferred Stock except pursuant to an offer made upon the same terms pro rata to all holders of outstanding shares of Series A Preferred Stock;

               (e) declare or pay dividends or make any other distribution to the holders of any security junior to the Series A Preferred Stock with respect to dividends.

          (ii)  Series B Preferred Stock.  So long as any shares of Series B
                ------------------------
Preferred Stock are outstanding, the Corporation shall not without first obtaining the written consent of the holders of at least 51% of the then outstanding shares of Series B Preferred Stock:

               (a) increase or decrease (other than by conversion) the total number of authorized shares of Series B

Preferred Stock or amend, alter or change the terms of the Series B Preferred Stock;

               (b) increase the authorized number of directors of the Company to more than nine (9) members;

               (c) redeem or repurchase any outstanding equity securities of the Corporation except for: repurchases of unvested or restricted shares of Common Stock at cost from employees, officers, consultants, or members of the Board of Directors pursuant to repurchase options of the Corporation (i) currently outstanding or (ii) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors;

               (d) redeem, purchase or otherwise acquire for value any share or shares of Series B Preferred Stock except pursuant to an offer made upon the same terms pro rata to all holders of outstanding shares of Series B Preferred Stock;

               (e) declare or pay dividends or make any other distribution to the holders of any security junior to the Series B Preferred Stock with respect to dividends.

          c.  Common Stock.
              ------------

              1.  Dividend Rights.  Subject to the prior rights of holders of
                  ---------------
all classes of stock at the time outstanding having prior rights as to dividends, and the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Common Stock together with the holders of shares of Series A Preferred Stock (on an as converted basis) and holders of shares of Series B Preferred Stock (on an as converted basis) shall be entitled to receive, on a pari passu basis, when and as declared by the Board
                             ---- -----
of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

              2.  Liquidation.  Upon the liquidation, dissolution or winding up
                  -----------
of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV B hereof.

              3.  Voting Rights.  The holder of each share of Common Stock
                  -------------
shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote upon such manners and in such matter as may be provided by law.

                                   ARTICLE V

          Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the by-laws of the Corporation.

                                  ARTICLE VI

          The number of directors of the Corporation shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

          Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                                 ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                                  ARTICLE IX

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this
Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, accrued or arose, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

          The Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this
Article X. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article X. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any by-law, agreement, vote of stockholders or disinterested directors, statue, or otherwise. The provisions of this Article X shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

                                  ARTICLE XI

          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of conditions, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  Article XII

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary, this 8th day of May, 1995.
                          ---        ---

                                              CAMBRIDGE HEART, INC.


                                              /s/ Jeffrey D. Arnold
                                              -------------------------------
                                              Jeffrey D. Arnold
                                              President


                                              /s/ Marlene R. Krauss
                                              -------------------------------
                                              Marlene R. Krauss, M.D.
                                              Secretary